UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  August 28, 2008

GOLDEN OVAL EGGS, LLC

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51096	20-0422519
(Commission File Number)	(I.R.S. Employer Identification No.)

1800 Park Avenue East P.O. Box 615 Renville, MN	56284
(Address of principal executive offices)	(Zip Code)

(320) 329-8182

Registrant’s telephone, number, including area code

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into a Material Definitive Agreement.

Third Amendment to Amended and Restated Credit Agreement

Golden Oval Eggs, LLC and certain of its affiliates (collectively the “Company”) are parties to an Amended and Restated Credit Agreement dated June 30, 2006, which has been amended by a First Amendment to the Amended and Restated Credit Agreement dated April 30, 2007, a Second Amendment to the Amended and Restated Credit Agreement dated October 19, 2007, an Extension Agreement dated December 13, 2007 (“Extension Agreement”), and an Extension and Amendment Agreement dated March 11, 2008 (“Extension and Amendment Agreement”).  The Amended and Restated Credit Agreement as amended by the various amendments and the extension agreements is referred to in this Form 8-K as the “Amended Credit Agreement”.

On August 29, 2008, the Company, COBANK, ABC (the “Administrative Agent”) and the banks and other financial institutions or entities, including COBANK ACB, which are parties to the Amended Credit Agreement entered into a Third Amendment to Amended and Restated Credit Agreement (“Third Amendment”).  Under the Third Amendment, the lenders granted the Company’s request for certain accommodations under the Amended Credit Agreement.

The Third Amendment contains an acknowledgement by the parties that the Company has resumed principal payments under all Tranche A and Tranche B loans.  The Third Amendment further provides that the “Termination Date” as it applies to the Company’s Revolving Loans under the Amended Credit Agreement is extended to November 1, 2009.   The date for the Company to meet certain financial covenants pursuant to the Amended Credit Agreement also is extended through November 1, 2009, however the Company must continue to meet its reporting requirements and maintain a monthly minimum EBITDA of One Million Dollars ($1,000,000) as set forth in the Amended Credit Agreement.  The Company is required to make a deposit in the amount of One Million Dollars ($1,000,000) upon signing of the Third Amendment and to escrow certain amounts each month to provide for the costs and expenses associated with remedying certain regulatory violations at the facility used by the Company in Thompson, Iowa.

As agreed by the parties, the Company is obligated to continue exploring strategic alternatives upon such terms and conditions and within such time frames as have been mutually agreed by the Company and the lenders under the Amended Credit Agreement.  An Event of Default will occur if the Company fails to comply with any of the requirements of the agreements between the Company and its lenders.

The above summary of the Third Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the Third Amendment, which is included as Exhibit 10.1 to this Form 8-K and is incorporated by reference into this Item 1.01.

Pullet Production and Sale Agreement

The Company and Fort Recovery Equity, Inc., an Ohio cooperative association that is a corporation (“FRE”), executed a Pullet Production and Sale Agreement (the “Agreement”) in late August, 2008.   The term of the Agreement is deemed to have begun on August 1, 2008 and continues indefinitely until terminated by either party to the Agreement.  Pursuant to the Agreement, FRE will purchase chicks, cause the chicks to be raised to pullets, and cause the pullets to be sold and available as finished pullets for delivery to the Company.  The flocks of chicks (the “Flocks”) will be delivered to the Company from time to time according to a schedule agreed to by the Company and FRE.

The Agreement provides that FRE will arrange for the production of each Flock under FRE’s Pullet Grower Agreements with an FRE member.  FRE’s members will grow out each Flock under FRE’s management and supervision.  The Agreement contains responsibilities of FRE and refers to responsibilities of FRE’s members under FRE’s Pullet Grower Agreement with respect to the pullet house, care and feeding of each Flock, insurance, services to be provided, access to the pullet house, production records, and grower payments.  FRE will contract with the growers to be the exclusive agent for the sale of the pullets of each Flock to the Company.

                Pursuant to the Agreement, the purchase price for pullets is calculated on a cost plus margin formula, taking into account the cost for feed, chicks, animal health, normal animal husbandry practices and other services.  The Agreement provides the terms under which the Company is obligated to pay certain cost components of the pullet purchase price.

The above summary of the Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement, which is included as Exhibit 10.2 to this Form 8-K and is incorporated by reference into this Item 1.01.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following is filed as an exhibit to this Report:

10.1

Third Amendment to Amended and Restated Credit Agreement dated August 29, 2008 by and between Golden Oval Eggs, LLC, GOECA, LP and Midwest Investors of Iowa as borrowers, by the banks and other financial institutions or entities that are signatories as lenders, and CoBank, ACB as a lender and administrative agent

10.2	Pullet Production and Sale Agreement effective as of August 1, 2008 by and between Fort Recovery Equity, Inc. and Golden Oval Eggs, LLC†

†  Portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Omitted portions for which confidential treatment has been requested have been filed separately with the Securities and Exchange Commission.

SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GOLDEN OVAL EGGS, LLC

By	/s/ Dana Persson
Dana Persson
President and Chief Executive Officer

Dated:  September 4, 2008